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                                                                   EXHIBIT 4b.1


       LEASE AGREEMENT BETWEEN RONAN O'CAOIMH, JONATHON O'CONNELL AND JIM WALSH WITH TRINITY BIOTECH PLC IN RESPECT OF WAREHOUSE PREMISES IN
                           BRAY, CO WICKLOW, IRELAND.







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THIS LEASE made the 18 day of October 2004
BETWEEN

(a)      LANDLORD:
         RONAN O'CAOIMH of Glencarraig, Delgany, Co. Wicklow

         JONATHAN O'CONNELL of 18 Belgrave Road, Monkstown, Co. Dublin

         JIM WALSH of Bramble Lodge, Kilcroney, Co. Wicklow

(b)      TENANT:
         TRINITY BIOTECH PLC
         having its Registered Office at IDA Business Park, Bray, County Wicklow

WITNESSETH as follows:-

1.       DEFINITIONS

         In this Lease, unless the context other requires,

         1.1 "Adjoining Property" means any land and buildings adjoining or neighbouring the Demised Premises;

         1.2 "Building Control Act" means the Building Control Act, 1990 and any statutory extension, modification, amendment or re-enactment of such Act for the time being in force;

         1.3 "Conduits" means all sewers, drains, soakaways, pipes, gullies, gutters, ducts, mains, watercourses, channels, subways, wires, cables, shafts, flues and other transmission or conducting media and installations (including all fixings, covers, cowls, louvres and other ancillary apparatus) of whatsoever nature or kind or any of them;

         1.4 "Decorate" means paint (with at least two coats of good quality paint), polish, repaper or otherwise treat as appropriate all surfaces by stripping off, stopping, priming or otherwise, as necessary, washing down washable surfaces, treatment with suitable preservative and restoration, pointing and making good stonework, brickwork, stucco, concrete and other surfaces;

         1.5 "Demised Premises" means, save as provided in Clause 5.3.7, the premises demised by this Lease and more particularly described in the First Schedule;

         1.6 "Initial Rent" means IR(pound)150,0000 ((euro)190,460.71) per annum;

         1.7 "Insured Risk" means, subject always to such insurance as may ordinarily and reasonably be available to the Landlord and to such exclusions, excesses and limitations as may be imposed by the Landlord's Insurers for the time being in respect of any or all of the following risks;

                  fire (including subterranean fire), storm, tempest, flood, earthquake, lightning, explosion, impact by any road vehicle, aircraft and other aerial devices and articles dropped therefrom, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes and such other risks as the Landlord may in its absolute discretion from time to time determine;



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         1.8      "Landlord" means the party or parties named as "Landlord" at the commencement of this Lease and includes the person for the time being entitled to the reversion immediately expectant on the determination of the Term;

         1.9 "this Lease" includes the Schedules and any document which is made supplemental hereto or which is entered into pursuant to or in accordance with the terms hereof;

         1.10 "Outgoings" means all rates, taxes and charges (including emergency service charges) of any description (whether or not of a capital or non-recurring nature) which may at any time during the Term be payable in respect of the Demised Premises and Utilities enjoyed in connection therewith INCLUDING any insurance excesses or other sums not recoverable by the Landlord (unless due to its neglect or default) but EXCLUDING any tax payable by the Landlord upon the rents herein reserved or occasioned by any disposition of or dealing with the reversion of this Lease;

         1.11     "Permitted User" means manufacturing/office use;

         1.12 "the Perpetuity Period" means the period of 25 years from the date of this Lease;

         1.13     "Plan" means the plan (if any) annexed to this Lease;

         1.14 "Planning Acts" means the Planning and Development Act 2000 and any statutory extension, modification, amendment or re-enactment of such Act for the time being in force;

         1.15 "Plant" means any lifts, lift machinery, central heating and air conditioning systems, sprinkler systems, boilers and other electrical and mechanical machinery, equipment and apparatus of whatsoever nature or kind and wherever installed in the Demised Premises;

         1.16 "Prescribed Rate" means the rate per centum per month which exceeds by one half per centum per month the monthly rate of interest for the time being chargeable under Section 1080 of the Taxes Consolidation Act 1997 (or other such monthly rate of interest as may from time to time be chargeable upon arrears of income tax) or, as the Landlord may from time to time elect the rate of 15 per cent per annum;

         1.17 "Quarterly Gale Days" means the first day of January, first day of April, first day of July and first day of October in every year of the term;

         1.18     "Rent Commencement Date" means the 1st day of July 2000;

         1.19 "Superior Lease"means Indenture of Lease dated 2nd day of February 2000 between the IDA Ireland of the one part and the Landlord of the other part in respect of the Demised Premises;

         1.20 "Tenant" means the party or parties named as "Tenant" at the commencement of this Lease and includes the person entitled for the time being to the Tenant's interest created by this Lease;

         1.21     "Term" means 20 years;

         1.22     "Term Commencement Date" means the 1st day of July 2000;

         1.23 "Utilities" means water, soil, steam, air, gas, electricity, radio, television, telegraphic, telephonic and other communications and other services of whatsoever nature;



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         1.24     "the 1860 Act" and the "1881 Act" mean respectively the
                  Landlord and Tenant Law Amendment Act, Ireland, 1860 and the Conveyancing Act, 1881.

2.       INTERPRETATION

         2.1 Where two or more persons are included in the expression "the Landlord" or "the Tenant", such expressions include all or either or any of such persons and the covenants which are expressed to be made by the Landlord or the Tenant shall be deemed to be made by or with such persons jointly and severally;

         2.2      Unless the context otherwise requires:-

                  2.2.1 words importing the person include any unincorporated association or corporate body and vice versa;

                  2.2.2 any reference to the masculine gender includes reference to the feminine gender and any reference to the neuter gender includes the masculine and feminine genders;

                  2.2.3 any reference to the singular includes reference to the plural.

         2.3 References to any right of the Landlord to have access to or entry upon the Demised Premises shall be construed as extending to all persons authorised by the Landlord, including agents, professional advisers, prospective purchasers of any interest of the Landlord in the Demised Premises or in the Adjoining Property, contractors, workmen and others.

         2.4 Any reference to a statute (whether specifically named or not) or to any sections or sub-sections therein includes any amendments or re-enactments thereof for the time being in force and all statutory instruments, orders, notices, regulations, directions, bye-laws, certificates, permissions and plans for the time being made, issued or given thereunder or deriving validity therefrom.

         2.5 Headings are inserted for convenience only and do not affect the construction or interpretation of this Lease.

         2.6 Any reference to a clause, sub-clause or schedule means a clause, sub-clause or schedule of this Lease.

         2.7 Wherever in this Lease either party is granted a future interest in property there shall be deemed to be included in every respect of every such grant a provision requiring that future interest to vest within the Perpetuity Period.

         2.8 If any term or provision in this lease is held to be illegal or unenforceable in whole or in part such term shall be deemed not to form part of this Lease but the enforceability of the remainder of the Lease is not affected.

3.       DEMISE AND RENTS

         THE Landlord in consideration of the rents herein reserved (including the increases thereof which may arise as hereinafter provided) and the covenants on the part of the Tenant hereinafter contained HEREBY DEMISES unto the Tenant the Demised Premises TOGETHER WITH ancillary rights and easements specified in the Second Schedule but EXCEPTING AND RESERVING the rights and easements specified in the Third Schedule TO HOLD the Demised Premises unto the Tenant from and including the Term Commencement Date for the Term SUBJECT TO all rights, easements, privileges, covenants, restrictions and stipulations of whatsoever nature affecting the Demised Premises YIELDING AND PAYING unto the Landlord during the Term;


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         3.1      Yearly and proportionately for any fraction of a year the
                  Initial Rent and, from and including each Review Date (as defined in the Fourth Schedule), such yearly rent as becomes payable under the Fourth Schedule, and in every case the same is to be paid in the manner notified from time to time by the Landlord by equal quarterly payments in advance on the Quarterly Gale Days;

         3.2 All sums (including the cost of periodic valuations for insurance purposes) which the Landlord may from time to time pay for insuring the Demised Premises against the Insured Risks and other matters referred to in clause 5.3, all such sums to be paid on demand;

         3.3 Any other sum recoverable by the Landlord as costs or expenses under this Lease, the same to be paid on demand.

4.       TENANT'S COVENANTS

         The Tenant throughout the term HEREBY COVENANTS with the Landlord as follows:-

         4.1      RENTS

                  To pay the rents in the manner specified in Clause 3 (save for the first payments which shall be made on the execution of this Lease) and without any deduction, set-off or counterclaim whatsoever.

         4.2      INTEREST ON ARREARS

                  Without prejudice to any other right, remedy or power herein contained or otherwise available to the Landlord, if any of the rents (whether formally demanded or not) or other sums specified in Clause 3 remain unpaid for more than twenty eight days after the date when payment was due, to pay interest thereon at the Prescribed Rate from and including the date on which payment was due to the date of payment to the Landlord (both before and after any judgement).

         4.3      OUTGOINGS

                  To pay and indemnify the Landlord against all Outgoings.

         4.4      SERVICE CHARGE

                  To reimburse to the Landlord the service charge that is assessed on the Landlord for the demised premises by the IDA.

         4.5      REPAIRS

                  4.5.1 To repair the Demised Premises and keep them in good repair, and, as often as may be necessary, to rebuild, reinstate or replace the Demised Premises;

                  4.5.2 To maintain, repair and keep in good working order and condition and, as often as may be necessary, to renew and replace by articles of a similar kind and quality all Plant and Conduits in, upon, over or under the Demised Premises and to repair any damage caused to the Demised Premises by the breakdown, misuse of, or failure to repair such Plant and Conduits and to indemnify the Landlord against any loos or liability resulting therefrom;


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                  Provided that the Tenant's liability under clauses 4.5.1 and
                  4.5.2 does not extend to damage in respect of which the Landlord is indemnified under a policy of insurance effected under clause 5.3.1.1 or to damage in respect of which the Landlord has no such entitlement through his own default and, if the damage caused by any of the Insured Risks would otherwise give rise to a right to surrender this Lease under the provisions of section 40 of the 1860 Act or otherwise, the Tenant hereby absolutely waives and abandons such right.

         4.6      DECORATION

                  To decorate in good and workmanlike manner, using good quality materials so often as may be reasonably be required ( and in any event in the last six months of the Term):-

                  4.6.1 all parts of the Demised Premises requiring decoration.

         4.7      CLEANING AND MAINTENANCE

                  4.7.1 To keep all parts of the Demised Premises clean and tidy;

                  4.7.2 To keep those parts which are not built upon properly surfaced and free from weeds.

                  4.7.3 To keep all landscaped areas properly cultivated and maintained, preserving any trees and shrubs in those areas;

                  4.7.4 To clean properly at least once in every quarter all windows and window frames and all other glass forming part of the Demised Premises.

         4.8      YIELDING UP

                  At the expiration or sooner determination of the Term to yield up the Demised Premises having:-

                  4.8.1 complied with all the Tenant's covenants contained in this Lease; and

                  4.8.2 removed any moulding, sign, writing or painting of the name or business of the Tenant or occupiers, and

                  4.8.3 if so required by the Landlord, but not otherwise, removed all alterations or additions made to the Demised Premises by the Tenant, together with any Tenant's fixtures, fittings, furniture and effects, and restored the Demised Premises to their original prevailing condition.

         4.9      TENANT'S FIXTURES AND EFFECTS

                  4.9.1 The Tenant irrevocably appoints the Landlord to be the Tenant's agent to store or dispose of (subject to any conditions which the Landlord thinks fit) any fixtures, fittings, furniture and effects left by the Tenant on the Demised Premises for more than seven days after the expiry or sooner determination of the Term;

                  4.9.2 In acting under Clause 4.9.1 the Landlord is not liable to the Tenant save having to account for the net proceeds of sale less the cost of storage (if any) and any other expenses reasonably incurred by the Landlord.


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         4.10     RIGHTS OF ENTRY BY THE LANDLORD

                  To permit the Landlord and all necessary materials and appliances at all reasonable times upon able not less than 48 hours prior notice (except in cases of emergency) to enter and remain upon the Demised Premises for any of the following purposes:-

                  4.10.1 to view and examine the state and condition of the Demised Premises and to take schedules or inventories of the Landlord's fixtures and fittings;

                  4.10.2 to exercise any of the rights, excepted and reserved by, and to carry out any obligations arising under, this Lease.

         4.11     COMPLIANCE WITH NOTICES

                  Upon written notices being given by the Landlord to the Tenant of any breach of covenant:-

                  4.11.1 to make good and remedy within sixty days of such notices, or sooner if required in the notice, the breach to the reasonable satisfaction of the Landlord;

                  4.11.2 if the Tenant fails within twenty-one days of such notice or as soon as reasonably possible in the case of an emergency, to commence and then diligently and expeditiously to continue to comply with such notice, to permit the Landlord to enter the Demised Premises and carry out all or any of the works or other steps necessary for compliance with the notice;

                  4.11.3 to pay all costs and expenses thereby incurred to the Landlord on demand.


         4.12     OPERATIONAL OF THE DEMISED PREMISES

                  Not to engage in any activity in or on the Demised Premises which may result in:-

                  4.12.1 a material increase in the risk of one or more of the Insured Risks happening or of contamination, pollution, or overloading in, on or to the Demised Premises;

                  4.12.2 the creation of any nuisance, annoyance or disturbance affecting the enjoyment of the Adjoining Property, or the value or character of the Demised Premises;

                  4.12.3 the obstruction of or interference with the ancillary rights specified in the Second Schedule or with the rights of owners and occupiers or appliances installed in the Demised Premises;

                  4.12.4 the interference with or malfunctioning of any fire and safety equipment or appliances installed in the Demised Premises;

                  4.12.5 the Landlord incurring liability or expense under any statutory provision;

                  4.12.6 not to erect, place or display on the exterior or on the windows of the Demised Premises any sign or other item whatsoever without obtaining the prior written consent of the Landlord, which consent shall not be unreasonably withheld.


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         4.13     USER

                  4.13.1 Not without the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed) to use the Demised Premises except for the Permitted User nor to make any application for planning permission or a fire safety certificate in regard to any change of user or other development relating to the Demised Premises without first giving notice in writing to the Landlord of the intention to make such an application;

                  4.13.2 to provide such caretaking or security arrangements as the Landlord or the insurers of the Demised Premises shall reasonably require in order to protect the Demised Premises from vandalism, theft or unlawful occupation;

                  4.13.3 to provide the Landlord with the name, address and home telephone number of at least two authorised key holders for the time being of the Demised Premises and to notify the Landlord of any changes in the persons so authorised as key holders of the Demised Premises;

                  4.13.4 Not to use the Demised Premises for any public or political meeting, public exhibition or public entertainment, show or spectacle of any kind, nor for any dangerous, noisy, noxious or offensive trade, business or occupation whatsoever, nor for any illegal or immoral purpose, nor for residential or sleeping purposes;

                  4.13.5 Not to use the Demised Premises or any part thereof for gambling, betting, gaming or wagering, or as a betting office, or as a club, or for the sale of beer, wine and spirits, nor to hold any auction on the Demised Premises.

         4.14     ALTERATIONS

                  4.14.1 Not to erect any new building or structure or to engage in any works on, or to make any addition or alterations to the Demised Premises of such a kind that the Demised Premises lose their original identity;

                  4.14.2 Not to make any other addition or alterations to the Demised Premises without the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed);

                  4.14.3 The Landlord may, as a condition of giving consent under the immediately preceding sub-clause, require the Tenant to enter into reasonable covenants or undertakings as to the carrying out and insurance of the additions or alterations to the Demised Premises and as to their reinstatement to their original state at the expiration or sooner determination of the Term;

                  4.14.4 In respect of such additions or alterations, to comply in all respects with the provisions, as appropriate, of the Planning Acts and the Building Control Act and to carry out any related works in a good and workmanlike manner to the satisfaction of the Landlord.

         4.15     ALIENATION

                  4.15.1 Not to assign, sublet, part with or share the possession of the entirety of the Demised Premises without the prior written consent of the Landlord (which consent shall not be unreasonably withheld or delayed);

                  4.15.2 Not under any circumstances to assign, sub-let, part with or share the possession of or otherwise alienate a part of the Demised Premises;


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                  4.15.3   The Tenant in seeking consent to any proposed
                           alienation shall apply in writing to the Landlord and shall provide all information concerning the alienation as the Landlord may reasonably require;

                  4.15.4 In granting consent to any such proposed alienation the Landlord may impose such conditions as are reasonable in all the circumstances.

                  4.15.5 Notwithstanding the provisions of this Clause 4.15 it is hereby agreed that for so long as Trinity Biotech plc is the Tenant is shall be entitled to share occupation of the Demised Premises with any other company or companies which are members of the same group of companies.

         4.16     REGISTRATION OF DISPOSITIONS

                  To furnish to the Landlord or its solicitors within twenty-one days of the alienation a certified copy of the deed or other instrument evidencing or effecting any alienation of or relating to the Demised Premises.

         4.17     LANDLORD'S EXPENSES

                  To pay and indemnify the Landlord against all reasonable and proper costs and expenses properly incurred by the Landlord in relation to:

                  4.17.1 the preparation and service of any notice and of any proceedings under the 1860 Act or the 1881Act;

                  4.17.2 the preparation and service of any notice and schedule relation to disrepair;

                  4.17.3 procuring the remedying of any breach of covenant by the Tenant;

                  4.17.4 any application for consent required under the terms of this Lease (whether such consent is granted or not);

                  4.17.5   any other action taken at the request of the Tenant.

         4.18     STATUTORY REQUIREMENTS

                  4.18.1 At the Tenant's own expense, to comply in all respects in relation to the Demised Premises with-

                           4.18.1.1 all obligations and requirements arising
                                    from or under any statutory provision or imposed under powers conferred on any authority or court of competent jurisdiction;

                           4.18.1.2 any reasonable and proper demand by the
                                    Landlord for production of plans, documents and other evidence which the Landlord may require in order to satisfy itself that the provisions of this clause have been or will be complied with.

                  4.18.2 Upon receipt of any notice or order relating to the Demised Premises or the occupier thereof or of any proposal for the same served or given under the Planning Acts, the Building Control Act or any other statutory provisions forthwith-

                           4.18.2.1 to furnish the Landlord with a true copy
                                    thereof and any further particulars required by the Landlord.


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                           4.18.2.2 to take all necessary steps to comply with
                                    the notice or order;

                           4.18.2.3 At the written request and cost of the
                                    Landlord to make or join with the Landlord in making such objection or representation against or in respect of any such notice, order or proposal as the Landlord may reasonably require.

         4.19     ENCROACHMENTS AND EASEMENTS

                  4.19.1 Not to stop up, darken or obstruct any window, rights of light or rights of way belonging to the Demised Premises;

                  4.19.2 Not to permit any new easements, encroachment, or any other third party rights to be made or enjoyed over or in respect of the Demised Premises or to acknowledge their existence or to grant any such rights;

                  4.19.3 As soon as the Tenant is aware of any attempt to claim or exercise such third party rights, forthwith to give written notice thereof to the Landlord and, at the request of the Landlord, to take such steps as may be reasonably required by the Landlord to prevent their acquisition or otherwise deal with them.

         4.20     RELETTING AND PLANNING APPLICATION NOTICES

                  To permit the Landlord at all reasonable times during the last six months of the term to enter upon the Demised Premises and affix and retain without interference upon any suitable parts of the Demised Premises (but not so as materially to affect the access of light and air to the Demised Premises) notices of reletting the same and, as appropriate, any site notice relating to a planning application and to permit all persons with the written authority of the Landlord or its agent to view the Demised Premises at all reasonable hours in the daytime, upon prior notice having been given.

         4.21     INDEMNITY

                  4.21.1 To keep the Landlord fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising directly or indirectly from:-

                           4.21.1.1 breach by the Tenant of any of the
                                    provisions of this Lease;

                           4.21.1.2 the use of or works carried out on or to the
                                    Demised Premises during the term.

                           4.21.1.3 any act, neglect or default by the Tenant or
                                    any person on the Demised Premises with its actual or implied authority.

                  4.21.2 To effect and keep in force such public liability, employer's liability and other policies of insurance (to the extent that such insurance cover is available) as may be necessary to cover the Tenant against any claim arising under the preceding sub-clause and to extend such policy or policies so that the Landlord is indemnified by the Insurers in the same manner as the Tenant.

                  4.21.3 Whenever required to do so by the Landlord, to produce to the Landlord the said policy or policies together with satisfactory evidence that the same is/are valid and subsisting and that all premiums due thereon have been paid.


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         4.22     STAMP DUTY AND VALUE ADDED TAX

                  To pay to the Landlord

                  4.22.1 any stamp duty payable on this Lease and its counterpart together with registration fees;

                  4.22.2 any Value Added Tax arising from the grant of this Lease or on the rents reserved by it.

         4.23     INSURANCE

                  4.23.1 Not to do or omit to do anything which might cause any policy of insurance relating to the Demised Premises or any Adjoining Property owned by the Landlord to become void or voidable wholly or in part nor (unless the Tenant has previously notified the Landlord and agreed to pay the increased premium) to do anything whereby any abnormal or loaded premium becomes payable.

                  4.23.2 Subject to the Landlord furnishing the Tenant with a copy of any policy of insurance effected under clause 5.3, to comply, at the Tenant's own expense, with all the requirements under that policy and the recommendations of the insurers relating to the Demised Premises.

                           4.23.2.1 To pay within seven days of their becoming
                                    payable all premiums relating to any such insurance, and whenever reasonably required by the Landlord, to produce the policy of insurance and the receipt for the current year's premium.

5.       LANDLORD COVENANTS

         The Landlord HEREBY COVENANTS with the Tenant as follows:-

         5.1      QUIET ENJOYMENT

                  To permit the Tenant, provided it pays the rent reserved by and otherwise complies with the provisions of this Lease, peaceably to hold and enjoy the Demised Premises during the Term without any interruption by the Landlord or any person lawfully claiming through, under or in trust for it.

         5.2      EXERCISE OF RIGHTS

                  In exercising any of the Landlord's rights of entry or other rights in relation to the Demised Premises:-

                  5.2.1 to take all necessary steps to ensure that as little damage is done to the Demised Premises and as little inconvenience is caused to their occupiers as is reasonably practicable;

                  5.2.2 to make good without delay any damage which may be caused by such exercise.

         5.3      INSURANCE

                  5.3.1 Subject to reimbursement by the Tenant of the premiums payable by the Landlord, to insure and keep insured with an insurer of repute located in Ireland in the name of the Landlord:-


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                           5.3.1.1  the Demised Premises against loss or damage
                                    by the Insured Risks in the full
                                    reinstatement costs thereof (to be
                                    determined from time to time by the Landlord or his professional adviser) including:-

                                    Architects, Surveyors, Consultants and other professional fees (including Value Added Tax thereon);

                                    The costs of shoring up, demolishing, site clearing and similar expense;

                                    All stamp duty and other taxes or duties exigible on any building or like contract as may be entered into and all incidental expenses (including planning and building regulation fees) relative to the reconstruction, reinstatement or repair of the Demised Premises;

                                    Such provision for inflation as the Landlord in its reasonable discretion shall deem appropriate;

                           5.3.1.2 the loss of rent from time to time payable, or reasonably estimated to be payable, under this Lease (taking account of any review of the rent which may become due under this Lease) following loss or damage to the Demised Premises by the Insured Risks, for three years or such longer period as the Landlord may, from time to time, reasonably deem to be necessary, having regard to the likely period required for rebuilding and for obtaining planning permission and any other consents, certificates and approvals in connection with the reinstatement of the Demised Premises;

                           5.3.1.3 the property owner's public, employer's and other liability of the Landlord arising out of or in relation to the Demised Premises;

                           5.3.1.4 such other insurance as the Landlord may, in its reasonable discretion, from time to time deem necessary to effect.

                  5.3.2 At the request of the Tenant, the Landlord shall produce to the Tenant a copy extract duly certified by the Insurance Company or the Landlord's Insurance Broker of such insurance policy or policies and a copy of the receipt for the last premium or (at the Landlord's option) reasonable evidence from the Insurers of the terms of the insurance policy or policies and the fact that it is or they are subsisting and in effect.

                  5.3.3 If the Demised Premises are destroyed or damaged by any of the Insured Risks then:

                           5.3.3.1 unless payment of any of the insurance monies are refused by reason of any act or default of the Tenant, any under-tenant or any person under its or their control; and

                           5.3.3.2 subject to the Landlord being able to obtain any necessary planning permission and other necessary licences, certificates, approvals and consents (which the Landlord shall use its reasonable endeavours to obtain); and

                           5.3.3.3  subject to the necessary labour and
                                    materials being and remaining available
                                    (which the Landlord shall use its reasonable endeavours to obtain as soon as practicable); and

                           5.3.3.4  subject to exercise of the right to
                                    terminate the lease under this clause: the Landlord shall as soon as possible lay out the proceeds of insurance effect under clause 5.3.1.1 rebuilding and reinstating the Demised Premises as necessary to make them substantially the same as they were prior to the destruction or damage (but not so as to provide accommodation identical in layout and manner or method of construction if it would not be reasonably practical to do so).


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

                  5.3.4 If the Landlord is prevented (for any reason other than its act or default) from compliance with the previous provisions of this clause the following provisions apply:

                           5.3.4.1 the Landlord is relieved of its obligations and is solely entitled to all insurance monies;

                           5.3.4.2 if the prevention continues for three years and the Lease is not otherwise terminated, the Landlord or the Tenant may at any time after expiry of that period by written notice given to the other party determine this Lease, but without prejudice to any claim by either party against the other in respect of any antecedent breach of its terms;

                  5.3.5 If the destruction or damage to the Demised Premises renders them unfit for use and occupation and provided the insurance has not been vitiated nor payment of any insurance monies refused by reason of any act or default of the Tenant, any under tenant or any person under its or their control, the rent payable under clauses 3.1 of this Lease shall be suspended in accordance with the following provisions:-

                           5.3.5.1 the rent suspended shall be the whole rent or such proportion as is fair according to the nature and extent of the damage to the Demised Premises;

                           5.3.5.2 the suspension shall last until either the Demised Premises are again rendered fit for use and occupation or the expiration of three years (or such longer period as the Landlord may have insured against) from the date of destruction or damage, whichever is the earlier;

                           5.3.5.3 where the destruction or damage occurs during a quarter in respect of which rent has been paid in advance, the Landlord shall refund to the Tenant the proportion of that rent (apportioned on a daily basis) which is attributable to the period following the date of destruction of that damage;

                           5.3.5.4 any dispute regarding suspension of rent shall be determined by a single arbitrator to be appointed, in default of agreement, upon the application of either party, by or on behalf of the President or acting President for the time being of the Society of Chartered Surveyors or in accordance with the provisions of the Arbitration Act, 1954-1998.

                  5.3.6 As and when requested from time to time by the Tenant, the Landlord shall use its best endeavours;

                           5.3.6.1 to obtain from the Landlord's insurers a waiver of its subrogation rights (if any) against the Tenant in respect of the Demised Premises so long as such a waiver is available in the insurance market from a reputable insurers located in Ireland and any costs reasonably incurred thereby are discharged by the tenant;

                           5.3.6.2 to ensure that the insurance policy or policies in respect of the Insured Risks contain a provision that the insurance is not invalidated by any change of occupancy or increase or risk taking place in or on the Demised Premises without the knowledge of the Landlord provided that the Landlord shall immediately upon the same coming to its knowledge give notice to the insurers and the Tenant shall pay any additional premiums as may be requested from the date of such increase of risk.


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

                  5.3.7 For the purposes of this clause "Demised Premises" do not include (unless otherwise specified by the Landlord) any additions, alterations or improvements carried out or being carried out by the Tenant.

         5.4 The Landlord covenants and agrees that it shall perform and observe all of the Tenant's covenants and obligations under the Superior Lease.

6.       PROVISOS

         PROVIDED ALWAYS as follows:-

         6.1      FORFEITURE

                  Without prejudice to any other right, remedy or power herein contained or otherwise available to the Landlord if:

                  6.1.1 the whole or any part of the rents or other sums reserved by this Lease is unpaid for twenty eight days after becoming payable (whether formally demanded or not); or

                  6.1.2 there is a material breach of any of the Tenant's covenants; or

                  6.1.3 if the Tenant has a winding-up petition presented against it or passes a winding-up resolution (other than in connection with a members' voluntary winding-up for the purposes of amalgamation or reconstruction which has the prior written approval of the Landlord) or resolves to present its own winding-up petition or is wound-up (whether in Ireland or elsewhere) or a Receiver and Manager is appointed in respect of the Demised Premises or of the Tenant; or

                  6.1.4 if the Tenant has a bankruptcy petition presented against him or is adjudged bankrupt (whether in Ireland or elsewhere) or suffers any distress or execution to be levied on the Demised Premises or enters into composition with his creditors or has a receiving order made against him;

                           THEN, and in any such case, the Landlord may at any time thereafter re-enter the Demised Premises and thereupon the Term absolutely ceases and determines, but without prejudice to any rights or remedies which may then have accrued to the Landlord against the Tenant in respect of any antecedent breach of any of the covenants or conditions contained in this Lease.


         6.2      NO IMPLIED EASEMENTS

                  Nothing in this Lease shall impliedly confer upon or grant to the Tenant any easement, right or privilege other than those expressly granted (if any) by it.

         6.3      EXCLUSION OF WARRANTY AS TO USER

                  Nothing contained in this Lease or in any consent granted or approval given by the Landlord under it implies or warrants that the Demised Premises may be used under the Planning Acts or the Building Control Act for the purpose herein authorised or any purpose subsequently authorised and the Tenant hereby acknowledges that the Landlord has not given or made at any time any representation or warranty that any such use is or will be or will remain a permitted use under those Acts.


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

         6.4      REPRESENTATION

                  The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord, except any such statement or representation that is expressly set out in this Lease.

         6.5      COVENANTS RELATING TO ADJOINING PROPERTY

                  Nothing contained in or implied by this Lease shall give to the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant, agreement or condition entered into by any tenant of the Landlord in respect of the Adjoining Property.

         6.6      EFFECT OF WAIVER

                  Each of the Tenant's covenants shall remain in full force both at law and in equity notwithstanding that the Landlord may have appeared to have waived or released temporarily any such covenant, or waived or released temporarily or permanently, revocably or irrevocably a similar covenant affecting other property belonging to the Landlord.

         6.7      APPLICABLE LAW

                  This Lease and all relationships created thereby shall in all respects be governed by and construed and interpreted in accordance with Irish Law.

         6.8      NOTICES

                  6.8.1 Any demand or notice required to be made, given to, or served on the Tenant under this Lease is duly and validly made, given or severed if addressed to the Tenant (or, if the Tenant comprises more than one person, then to any of them) and delivered personally, or sent by prepaid registered or recorded delivery mail, or sent by telex or telegraphic facsimile transmission addressed (in the case of a company) to its registered office or (whether a company or individual) to its last known address, or to the Demised Premises;

                  6.8.2 Any notice required to be given or served on the Landlord is duly and validly given or served if sent by pre-paid registered or recorded delivery mail, or sent by telex or telegraphic transmission addressed to the Landlord at its registered office.

7.       FINANCE CERTIFICATES

         7.1 It is hereby certified that the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration (other than rent) exceeds (euro)6,350 and.

         7.2 That the lease is wholly attributable to property which is not residential property;

         7.3 That section 53 of the Stamp Duties Consolidation Act 1999 (lease combined with building agreement for dwellinghouse/apartment) does not apply to this instrument.

8.       ASSENT

         The Landlord hereby assents to the registration of this Lease as a burden on Folio 3533L of the Register of Leaseholders County Wicklow and hereby consents to the use of the Land Certificate(s) (if issued) of the said Folio(s) for the purposes of such registration.

IN WITNESS whereof the parties hereto have executed this Lease in the manner following and on the day and year first above WRITTEN.


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


                                 FIRST SCHEDULE
                               (DEMISED PREMISES)

ALL THAT and those the portion of lands comprised in Folio 3533L of the Register of Leaseholders County Wicklow together with the buildings erected thereon shown for the purposes of identification only outlined in red on the Plan and each and every part thereof and all the appurtenances belonging thereto and known as IDA Business Park and situate at Bray in the County of Wicklow and including without prejudice to the generality of the foregoing TOGETHER WITH a right of way over the area marked blue at all times hereafter by day and night on foot and with motor vehicles for all purposes connected with the use of the Demised Premises in common with the Landlord, their Agents, Licencees, Assignees, all the Conduits and Plant in, upon, over or under the exclusivity serving the same;

all Landlord's fixtures and fittings now or hereafter in or upon same;

all additions, alterations and improvements thereto;

but excluding the airspace above and the ground below the Demised Premises.

                                 SECOND SCHEDULE
                               (ANCILLARY RIGHTS)

The following rights and easements are demised (to the extent only that the Landlord is entitled to make such a grant) to the Tenant to be enjoyed in common with the Landlord and the tenants and occupiers of the Adjoining Property and all other persons authorised by the Landlord or having the like rights and easements;

1. the free uninterrupted passage and running of the Utilities to and from the Demised Premises through the Conduits which are now, or may at any time during the Term be, in, on, under or passing through or over the Adjoining Property;

2. the right to enter the airspace above the roof of the Demised Premises, for the sole purpose of carrying out any works for which the Tenant is liable under this Lease.

                                 THIRD SCHEDULE
                          (EXCEPTIONS AND RESERVATIONS)

The following rights and easements and excepted and reserved out of the Demised Premises to the Landlord and all other persons authorised by the Landlord or having the like rights and easements;

1. The free and uninterrupted passage and running of the Utilities through the Conduits which are now, or may at any time during the Term be, in, on, under, or passing through or over the Demised Premises;

2. The right of light, air, support, protection and shelter and all other easements and rights now or hereafter belonging to or enjoyed by the Adjoining Property;

3.     The ground below the Demised Premises;

4. Full right and liberty at any time hereafter to raise the height of, or make any alterations or additions or execute any other works to any buildings on the Adjoining Property, or to erect any new buildings of any height on the Adjoining Property in such manner as the Landlord or the person exercising the right shall think fit notwithstanding the fact that the same may obstruct, affect or interfere with the amenity of, or access to, the Demised Premises or the passage of light and air to the Demised Premises but not so that the Tenant's use and occupation thereof is materially affected;


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

5. The right, subject to recompensing the Tenant for any damage caused thereby, to build on or into any boundary or party wall of the Demised Premises and, after giving not less than seven days prior written notice, to enter the Demised Premises to place and lay in, under or upon the same such fittings for any intended party walls or party structure with the foundation therefor as the Landlord shall reasonably think necessary and for such purpose to excavate the Demised Premises along the line of the junction between the Demised Premises and the Adjoining Property and also to keep and maintain the said footings and foundations;

6. All mines and minerals in or under the Demised Premises with full power of working and getting to the same provided reasonable compensation is paid to the Tenant for any damage thereby occasioned to the Demised Premises.

                                 FOURTH SCHEDULE
                                  (RENT REVIEW)

1.     DEFINITIONS

       In this Schedule the following expressions shall have the following meanings:-

       1.1 "Base Rate" means the annual rate of interest for the time being chargeable under Section 22 of the Courts Act, 1990;

       1.2    "the Institute" means the Irish Auctioneers and Valuers Institute;

       1.3    "the Law Society" means the Law Society of Ireland;

       1.4 "Relevant Review Date" means each of the first day of the sixth, the eleventh, the sixteenth, year of the Term and any additional date notified under clause 7 of this Fourth Schedule and "Relevant Review Date" shall be construed accordingly;

       1.5 "The Reviewed Rent" means the rent agreed or determined in accordance with the provisions of this Schedule;

       1.6    "the Society" means the Society of Chartered Surveyors.

2.     UPWARDS ONLY RENT REVIEW

       The rent first reserved by this Lease shall be reviewed at each Review Date in accordance with the provisions of this Schedule and from and including each Review Date, the rent shall equal the higher of either the rent contractually payable immediately before the Relevant Review Date or the open market rent on the Relevant Review Date, as agreed or determined pursuant to the provisions of this Schedule.

3.     AGREEMENT OR DETERMINATION OF THE REVIEWED RENT.

       3.1 the Reviewed Rent may be agreed at any time between the Landlord and the Tenant or, in the absence of agreement be determined not earlier than the Relevant Review Date by an Arbitrator to be nominated, in the absence of agreement between the parties, upon the application (made not more than two calendar months before or at any time after the Review Date) of either the Landlord or the Tenant by either the Present of the Law Society, or the President of the Institute or the President of the Society at the discretion of the party entitled to make the application.


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

       3.2 In the event of the president or officer endowed with the functions of the said President of the Law Society or the Institute or the Society, being unable or unwilling to make the nomination therein mentioned the same may be made by the next senior Officer of the Law Society or the Institute or the Society who shall be so able and willing.

4.     THE ARBITRATOR

       4.1 All arbitrations hereunder shall be conducted in accordance with the provisions set forth in the Arbitration Acts, 1954-1998.

       4.2 If the Arbitrator relinquishes his appointment or dies or if it becomes apparent that for any reason he is unable or has become unfit or unsuited (whether because of bias or otherwise) to complete his duties or if he is removed from office by Court Order, a substitute may be nominated in his place and in relation to any such nomination the procedures hereinbefore set forth apply as though the substitution were a nomination de novo, which said procedures may be repeated as many times as may be necessary.

5.     DETERMINATION BY ARBITRATOR

       The Reviewed Rent to be determined, by the Arbitrator shall be such as in his opinion represents at the Review Date the full open market, yearly rent for the Demised Premises let as a whole without fine or premium:

       ON THE BASIS of a letting with vacant possession thereof by a willing landlord to a willing tenant for a term (commencing on the Review Date) equal to the greater of fifteen years or the residue the unexpired of the Term and subject to the provisions of this Lease (other than as to the amount of the Initial Rent but including such of said provisions as pertain to the review of rent);

       ON THE ASSUMPTION that:-

       At and until the Review Date all the covenants on the part of the Tenant and the conditions contained in this Lease have been fully performed and observed;

       In the event of the Demised Premises having been damaged or destroyed and not having been fully repaired, reinstated or rebuilt (as the case may be) such damage or destruction had not occurred; and

       HAVING REGARD to other open market rental values current at the Review Date insofar as the Arbitrator may deem same to be pertinent to the determination;

       BUT DISREGARDING any effect on letting value of:-

       The fact that the Tenant is or has been in occupation of the Demised Premises or any part thereof;

       The goodwill which has attached to the Demised Premises by reason of the business carried on thereat;

       Any works executed by and at the expense of the Tenant in, on, to or in respect of the Demised Premises other than required works PROVIDED that in the interpretation of this sub-paragraph (c):-

       The expression "required works" means works executed by the Tenant in pursuance of an obligation imposed on the Tenant by this Lease or by any Lease of which this Lease is a renewal (other than works which may be required pursuant to clause 4.18 or by virtue of any licence or deed of variation relating to the Demised Premises.

6.     INTERIM PAYMENTS PENDING DETERMINATION

       6.1 If the reviewed rent in respect of any period ("the Current Period") is not ascertained on or before the Review Date referable thereto, rent shall continue to be payable up to the quarter Gale Day next succeeding the ascertainment of the reviewed rent at the rate payable during the preceding period AND within seven days of such ascertainment the Tenant shall pay to the Landlord the appropriate instalment of the reviewed rent together with any shortfall between (i) the aggregate of rents actually paid for any part of the Current Period and (ii) rent at the rate of the reviewed rent attributable to the interval between the Review Date and such Quarterly Gale Day and together also with interest at the Base Rate on said shortfall, such interest to be computed on a day to day basis.

       6.2 For the purpose of this paragraph the reviewed rent shall be deemed to have been ascertained on the date when the same shall have been agreed between the parties or, as the case may be on the date of the notification to the Tenant of the determination of the Arbitrator.

7.     RENT RESTRICTIONS

       If at a Review Date the Landlord's right to collect, review or increase the rent as and from that Review Date in accordance with this Lease is restricted or modified by law, then when such restriction or modification is removed, relaxed or modified, the Landlord may, by giving not less than seven days' notice in writing to the Tenant, prescribe as an additional Review Date the date of expiration of such notice and the rent payable from such additional Review Date shall be ascertained in accordance with this Schedule.

8.     MEMORANDA OF REVIEWED RENT

       As soon as the amount of any reviewed rent has been agreed or determined, memoranda thereof shall be prepared by the Landlord or its solicitors and thereupon shall be signed by or on behalf of the Tenant and the Landlord and the Tenant shall be responsible for and shall pay to the Landlord the stamp duty (if any) payable on such memoranda and any counterparts thereof, but the parties shall each bear their own costs in respect thereof.

9.     TIME NOT OF THE ESSENCE

       For the purpose of this Schedule, time is not of the essence.

       SIGNED SEALED AND DELIVERED
       by the said RONAN O'CAOIMH
       JONATHAN O'CONNELL AND
       JIM WALSH in the presence of:-







       PRESENT when the Common Seal of
       TRINITY BIOTECH PLC was affixed hereto:-




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